As filed with the Securities and Exchange Commission on June 16, 2017

Registration Statement File No. 333-212772

Registration Statement File No. 333-189158

Registration Statement File No. 333-188258

Registration Statement File No. 333-183922

Registration Statement File No. 333-183921

Registration Statement File No. 333-156067

Registration Statement File No. 333-139733

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-212772)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-189158)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-188258)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-183922)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-183921)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-156067)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-139733)

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BNC BANCORP

(Exact name of registrant as specified in its charter)

North Carolina	47-0898685
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3980 Premier Drive, Suite 210

High Point, North Carolina 27265

(336) 476-9200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

BANK OF NORTH CAROLINA SAVINGS AND PROFIT SHARING PLAN

BNC BANCORP 2013 OMNIBUS STOCK INCENTIVE PLAN

BNC BANCORP OMNIBUS STOCK OWNERSHIP AND LONG TERM INCENTIVE PLAN, AS AMENDED

KEYSOURCE FINANCIAL, INC. 2007 NONSTATUTORY STOCK OPTION PLAN, AS ASSUMED BY BNC BANCORP AND AMENDED AND RESTATED EFFECTIVE SEPTEMBER 14, 2012

KEYSOURCE FINANCIAL, INC. 2007 INCENTIVE STOCK OPTION PLAN, AS ASSUMED BY BNC BANCORP AND AMENDED AND RESTATED EFFECTIVE SEPTEMBER 14, 2012

BANK OF NORTH CAROLINA SAVINGS AND PROFIT SHARING PLAN AND TRUST

(Full titles of the plans)

Harold R. Carpenter

Executive Vice President and Chief Financial Officer

Pinnacle Financial Partners, Inc.

150 Third Avenue South, Suite 900

Nashville, Tennessee 37201

(615) 744-3700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

D. Scott Holley, Esq.

Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

Nashville, Tennessee 37201

(615) 742-6200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

BNC Bancorp, a North Carolina corporation (the “Registrant”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all plan interests and any and all shares of the Registrant’s common stock, no par value (“Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

i.	Registration No. 333-212772, initially filed with the SEC on July 29, 2016, registering 600,000 shares of Common Stock issuable under the Bank of North Carolina Savings and Profit Sharing Plan;

ii.	Registration No. 333-189158, initially filed with the SEC on June 7, 2013, registering 1,500,000 shares of Common Stock issuable under the BNC Bancorp 2013 Omnibus Stock Incentive Plan;

iii.	Registration No. 333-188258, initially filed with the SEC on April 30, 2013, registering 198,561 shares of Common Stock issuable under the BNC Bancorp Omnibus Stock Ownership and Long Term Incentive Plan, as amended;

iv.	Registration No. 333-183922, initially filed with the SEC on September 14, 2012, registering 172,214 shares of Common Stock issuable under the KeySource Financial, Inc. 2007 Nonstatutory Stock Option Plan, as assumed by BNC Bancorp and amended and restated effective September 14, 2012;

v.	Registration No. 333-183921, initially filed with the SEC on September 14, 2012, registering 172,214 shares of Common Stock issuable under the KeySource Financial, Inc. 2007 Incentive Stock Option Plan, as assumed by BNC Bancorp and amended and restated effective September 14, 2012;

vi.	Registration No. 333-156067, initially filed with the SEC on December 11, 2008, registering 346,445 shares of Common Stock issuable under the BNC Bancorp Omnibus Stock Ownership and Long Term Incentive Plan; and

vii.	Registration No. 333-139733, initially filed with the SEC on December 29, 2006, registering 200,000 shares of Common Stock issuable under the Bank of North Carolina Savings and Profit Sharing Plan and Trust.

On June 16, 2017, pursuant to that certain Agreement and Plan of Merger, dated as of January 22, 2017, by and among the Registrant, Pinnacle Financial Partners, Inc., a Tennessee corporation (“Pinnacle”), and Blue Merger Sub, Inc., a North Carolina corporation and a direct, wholly owned subsidiary of Pinnacle (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation (the “Surviving Corporation”), and, as soon as reasonably practicable after the Merger, the Surviving Corporation merged with and into Pinnacle (together with the Merger, the “Mergers”), with Pinnacle continuing as the surviving corporation.

As a result of the Mergers, the Registrant terminated all offers and sales of its Common Stock registered pursuant to the Registration Statements. The Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of each of the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on June 16, 2017.

PINNACLE FINANCIAL PARTNERS, INC., as successor by merger to BNC Bancorp

By:	/s/ Harold R. Carpenter
	Name:	Harold R. Carpenter
	Title:	Executive Vice President and Chief Financial Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.